Exhibit 99.1

Connection (CNXN) Reports Record First Quarter 2022 Results

FIRST QUARTER HIGHLIGHTS:

  Net sales: $788.3 million, up 23.8% y/y
  Gross profit: $128.3 million, up 27.6% y/y
  Net income: $21.8 million, up 114.0% y/y
  Diluted EPS: $0.83, up 113.6% y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--May 5, 2022--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the first quarter ended March 31, 2022.

“We executed well against our business objectives in the first quarter of 2022. There was continued strong demand for workplace solutions driven by a hybrid return to office. This trend is also driving growth in datacenter and cloud transformation,” said Timothy McGrath, President and Chief Executive Officer of Connection.

Net sales for the quarter ended March 31, 2022 increased by 23.8% to $788.3 million, compared to $636.9 million for the prior year quarter. Net income for the quarter ended March 31, 2022 increased by 114.0% to $21.8 million, or $0.83 per diluted share, compared to net income of $10.2 million, or $0.39 per diluted share, for the prior year quarter.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $129.1 million for the twelve months ended March 31, 2022, compared to $84.4 million for the twelve months ended March 31, 2021. 1

Quarterly Highlights

  Continued growth in our vertical markets:
    In the Retail vertical, we grew revenue 26% year-over-year as a result of retailers’ new customer acquisition strategies which include upgrading in-store infrastructure and improving the overall customer experience.
    The Healthcare vertical experienced revenue growth of 25% year-over-year as healthcare IT decision makers have re-engaged in major IT investments, including electronic health record migrations to the cloud, and the revitalization of on-premise investments as the balance of IT activity shifts more toward infrastructure and datacenter solutions in the workplace.
    Revenue for the Manufacturing vertical grew 20% year-over-year as manufacturers are revisiting, accelerating, or investing for the first time in smart manufacturing solutions and technology modernization.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased by 30.1% to $320.4 million in the first quarter of 2022, compared to $246.3 million in the prior year quarter. Gross profit increased by 31.2% to $62.1 million in the first quarter of 2022, compared to $47.4 million in the prior year quarter. Gross margin increased by 16 basis points to 19.4% primarily due to a change in product mix.
  Net sales for the Public Sector Solutions segment increased by 5.8% to $132.5 million in the first quarter of 2022, compared to $125.3 million in the prior year quarter. Sales to state and local governments and educational institutions increased by 14.4%, compared to the prior year quarter, while sales to the federal government decreased by 15.4%. Gross profit increased by 10.5% to $17.3 million in the first quarter of 2022, compared to $15.6 million in the prior year quarter. Gross margin increased by 56 basis points to 13.1% primarily due to changes in both product and customer mix.
  Net sales for the Enterprise Solutions segment increased by 26.4% to $335.4 million in the first quarter of 2022, compared to $265.3 million in the prior year quarter. Gross profit increased by 30.3% to $48.9 million in the first quarter of 2022, compared to $37.5 million in the prior year quarter. Gross margin increased by 44 basis points to 14.6% primarily due to a change in product mix.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, increased 32% year over year and accounted for 39% of net sales in the first quarter of 2022, compared to 37% of net sales in the first quarter of 2021.
  Accessories sales increased by 16% year over year and accounted for 12% of net sales in the first quarter of 2022, compared to 13% of net sales in the first quarter of 2021.
  Software sales increased by 8% year over year and accounted for 8% of net sales in the first quarter of 2022, compared to 9% in the first quarter of 2021.
  Desktop sales increased by 46% year over year and accounted for 11% of net sales in the first quarter of 2022, compared to 9% of net sales in the first quarter of 2021.

Selling, general and administrative (“SG&A”) expenses increased in the first quarter of 2022 to $98.2 million from $86.4 million in the prior year quarter. SG&A as a percentage of net sales decreased to 12.5%, compared to 13.6% in the prior year quarter. The increase in SG&A was primarily due to an increase in variable compensation due to the higher levels of gross profit and an increase in marketing costs.

Cash and cash equivalents were $67.4 million at March 31, 2022, compared to $108.3 million at December 31, 2021.

“I would like to thank our dedicated team for their commitment and hard work in delivering record first quarter results,” concluded Mr. McGrath. “We believe the team and the strategies we have in place well position Connection to gain market share and increase long-term shareholder value.”

Conference Call and Webcast

Connection will host a conference call and live web cast today, May 5, 2022 at 4:30 p.m. ET to discuss its first quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International) and enter the confirmation number 1897202. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve important risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. You can generally identify forward-looking statements by words such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms, although not all forward-looking statements include such terms. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic, including, without limitation, the actions taken by governments in responses to it, disruptions impacting the global supply chain, including those attributable to the COVID-19 pandemic and the ongoing conflict between Russia and Ukraine the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2021. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

______________________________

1 Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2022		2021
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$788,344		$636,892		24%
Diluted earnings per share	$0.83		$0.39		113%

Gross margin	16.3%		15.8%
Operating margin	3.8%		2.2%

Inventory turns	12		17
Days sales outstanding	69		74

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	39%		37%
Accessories	12		13
Displays	11		9
Desktops	11		9
Software	8		9
Net/Com Products	7		8
Servers/Storage	6		7
Other Hardware/Services	6		8
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,261		26,175
Total book value per share	$26.86		$24.74
Tangible book value per share	$23.85		$21.67
Closing price	$52.39		$46.39
Market capitalization	$1,375,814		$1,214,258
Trailing price/earnings ratio	17.0		23.8
LTM Adjusted EBITDA (1)	$129,125		$84,395

(1) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2022		2021
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$335,396	14.6%	$265,285	14.1%
Business Solutions	320,444	19.4	246,334	19.2
Public Sector Solutions	132,504	13.1	125,273	12.5
Total	$788,344	16.3%	$636,892	15.8%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended March 31,
(amounts in thousands, except per share data)	2022	2021

Net sales	$788,344	$636,892
Cost of sales	660,038	536,372
Gross profit	128,306	100,520

Selling, general and administrative expenses	98,172	86,400
Restructuring and other charges	-	-
Income from operations	30,134	14,120

Other expense, net	(3)	(7)
Gain from insurance policies	-	-
Income tax provision	(8,339)	(3,929)
Net income	$21,792	$10,184

Earnings per common share:
Basic	$0.83	$0.39
Diluted	$0.83	$0.39

Shares used in the computation of earnings per common share:
Basic	26,255	26,172
Diluted	26,405	26,360

	March 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2022	2021
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$67,409	$108,310
Accounts receivable, net	634,142	607,532
Inventories, net	234,601	206,555
Prepaid expenses and other current assets	14,588	10,016
Total current assets	950,740	932,413
Property and equipment, net	60,835	61,011
Right-of-use assets, net	9,201	9,579
Goodwill	73,602	73,602
Intangibles assets, net	5,563	5,868
Other assets	878	910
Total Assets	$1,100,819	$1,083,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$271,411	$281,836
Accrued payroll	26,839	30,966
Accrued expenses and other liabilities	71,553	61,830
Total current liabilities	369,803	374,632
Deferred income taxes	19,278	19,278
Operating lease liability	6,077	6,789
Other liabilities	179	211
Total Liabilities	395,337	400,910
Stockholders’ Equity:
Common stock	290	290
Additional paid-in capital	123,571	122,354
Retained earnings	627,558	605,766
Treasury stock at cost	(45,937)	(45,937)
Total Stockholders’ Equity	705,482	682,473
Total Liabilities and Stockholders’ Equity	$1,100,819	$1,083,383

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
(amounts in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$21,792	$10,184
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,991	3,165
Adjustments to credit losses reserve	567	(70)
Stock-based compensation expense	1,382	1,066
Loss on disposal of fixed assets	10	-

Changes in assets and liabilities:
Accounts receivable	(27,177)	54,895
Inventories	(28,046)	333
Prepaid expenses and other current assets	(4,572)	(3,927)
Other non-current assets	32	(356)
Accounts payable	(10,494)	(60,862)
Accrued expenses and other liabilities	5,230	1,534
Net cash (used in) provided by operating activities	(38,285)	5,962

Cash Flows from Investing Activities:
Purchases of equipment and capitalized software	(2,451)	(2,403)
Proceeds from life insurance	-	1,500
Net cash used in investing activities	(2,451)	(903)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	1,385	-
Repayment of short-term borrowings	(1,385)	-
Dividend payments	-	(8,375)
Payment of payroll taxes on stock-based compensation through shares withheld	(165)	(82)
Net cash used in financing activities	(165)	(8,457)
Decrease in cash and cash equivalents	(40,901)	(3,398)
Cash and cash equivalents, beginning of period	108,310	95,655
Cash and cash equivalents, end of period	$67,409	$92,257

Non-cash Investing Activities:
Accrued capital expenditures	$266	$714

Supplemental Cash Flow Information:
Income taxes paid	$287	$261

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2022	2021	% Change	2022	2021	% Change
Net income	$21,792	$10,184	114%	$81,514	$51,053	60%
Depreciation and amortization	2,991	3,165	(5%)	12,028	13,622	(12%)
Income tax expense	8,339	3,929	112%	31,026	15,514	100%
Interest expense	6	-	100%	10	81	(88%)
EBITDA	33,128	17,278	92%	124,578	80,270	55%
Restructuring and other charges (2)	-	-	0%	-	992	(100%)
Stock-based compensation	1,382	1,066	30%	4,547	3,109	46%
Adjusted EBITDA	$34,510	$18,344	88%	$129,125	$84,371	53%

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2020 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com